UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 1, 2008

HAEMONETICS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	1-10730	04-2882273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road	02184
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  781-848-7100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05               COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

In FY07, Haemonetics Corporation embarked on the first year of a business transformation with the primary focus on our international businesses.  Our goal was to position the international businesses to complement the growth being delivered by the US business. We completed the Asia Pacific and Japan transformation in FY07.  In FY08 we turned to our European business. We launched an Enterprise Resource Planning (“ERP”) initiative and centralized shared services in Signy, Switzerland.

On May 1, 2008, management approved a plan to transform our Technical Operations organization, which includes research and development, quality systems and manufacturing.  Our goal is to better align our Technical Operations resources with our strategy to be the global leader in blood management solutions for our customers.

We will implement these actions over the course of FY09. To complete this plan we expect to incur exit related costs of $7 million to $8 million, including $4 to $5 million of one-time termination benefits and related costs (principally severance and outplacement costs), and up to $3 million of other costs including relocation costs, the costs of exiting certain lease arrangements, and the cost of disposing of certain assets.

We expect these costs will be incurred and reflected in the financial statements principally during Fiscal Year 2009, which began on March 30, 2008.   We expect this transformation will align our resources behind our vision of being the global leader in blood management solutions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION
(Registrant)

Date: May 1, 2008	/s/ Christopher Lindop
Christopher Lindop, Vice President
and Chief Financial Officer